Exhibit 3.1

STATE OF DELAWARE CERTIFICATE OF MERGER

FOR THE MERGER OF

DEEP FISSION ACQUISITION CO. WITH AND INTO DEEP FISSION NUCLEAR, INC.

September 5, 2025

Pursuant to Section 251(c) of the

General Corporation Law of the State of Delaware

Deep Fission Nuclear, Inc., a Delaware corporation (the “Corporation”), does hereby certify to the following facts relating to the merger (the “Merger”) of Deep Fission Acquisition Co., a Delaware corporation (“Merger Sub”), with and into the Corporation, with the Corporation remaining as the surviving corporation of the Merger (the “Surviving Corporation”):

FIRST:	The name of each constituent corporation is Deep Fission Nuclear, Inc., a Delaware corporation, and Deep Fission Acquisition Co., a Delaware corporation.

SECOND:	An Agreement and Plan of Merger and Reorganization, dated as of September 5, 2025 (the “Merger Agreement”), by and among Surfside Acquisition Inc., a Delaware corporation, Merger Sub and the Corporation has been approved, adopted, certified, executed and acknowledged by each of the Corporation and Merger Sub and the requisite stockholders of each of the Corporation and of Merger Sub, the constituent corporations.

THIRD:	In accordance with the Merger Agreement and upon the effectiveness of this filing, Merger Sub will merge with and into the Corporation. The name of the Surviving Corporation of the Merger shall be “Deep Fission Nuclear, Inc.”.

FOURTH:	Upon the effectiveness of the Merger, the Certificate of Incorporation of the Corporation, as in effect immediately prior to the Merger, shall be the Certificate of Incorporation of the Surviving Corporation.

FIFTH:	The Merger shall become effective upon filing of this Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the provisions of Sections 103 and 251(c) of the General Corporation Law of the State of Delaware.

SIXTH:	The executed Merger Agreement is on file at an office of the Surviving Corporation at 2831 Garber Street Berkeley, California 94705.

SEVENTH:	A copy of the executed Merger Agreement will be furnished by the Surviving Corporation on request and without cost, to any stockholder of any constituent corporation of the Merger.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Merger to be executed by its duly authorized officer as of the date first above written.

Deep Fission Nuclear, Inc.

By:	/s/ Elizabeth Muller
Name:	Elizabeth Muller
Title:	Chief Executive Officer